SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or

15(d) of the Securities Act of 1934

Date of Report (Date of earliest event reported):

April 24, 2013

ALUMIFUEL POWER CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	333-57946	88-0448626
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

7315 East Peakview Avenue

Englewood, Colorado 80111

(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (303) 796-8940

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Effective on April 24, 2013, AlumiFuel Power Corporation (the “Company” or “AlumiFuel”) effectuated a 1 for 200 reverse stock split. As a result of this transaction, a total of 6,396,953,487 shares of issued and outstanding pre-split common stock became 31,985,026 shares of post-split common stock.

Beginning with the open of business on April 24, 2013 and for a period of 20 business days, the Company's common stock is trading under the stock symbol "AFPWD". The "D" will drop off and the stock will continue to trade under the symbol "AFPW" on the 21st business day.

Holders of shares of the Company's common stock in certificate form are not required to exchange their certificates with the Company's transfer agent, however, they are welcome to do so if they wish by contacting the Company's transfer agent, American Stock Transfer, Inc.

The Company has filed a Certificate of Change with the Secretary of State of Nevada, pursuant to which the Company effectuated the reverse split as well as decreased the authorized capital stock of the Company from 3,010,000,000 shares to 510,000,000 shares, of which 500,000,000 shares are $0.001 par value common stock and 10,000,000 shares may be $0.001 par value preferred stock having the voting powers, designations, preferences, limitations, restrictions and relative rights as determined by the board of directors from time to time.

Effective November 7, 2012, the stockholders of the Company through a written consent executed by stockholders holding a majority of the shares of the Company’s common stock outstanding and entitled to vote, adopted and approved the Certificate of Change, which were adopted by the Company’s board of directors on November 7, 2012.

A copy of the Certificate of Change is attached hereto as Exhibit 3.1, and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(a)	Not applicable.

(b)        Not applicable.

(c)        Not applicable.

(d)        Exhibits.

Exhibit	Description
3.1	Certificate of Change Pursuant to NRS 78.209 (filed herewith)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALUMIFUEL POWER CORPORATION
Date: April 30, 2013	By: /s/ Thomas B. Olson Thomas B. Olson, Secretary